Exhibit 107

Calculation of Filing Fee Tables

424(b)(3)

(Form Type)

BJ’s Restaurants, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee calculation or Carry Forward Rate	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward from Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Other	Warrants	Other(1)	1,949	$29.92	$58,314.08	0.0001102	$6.43

	Equity	Common Stock, no par value, issuable upon exercise of Warrants	Other(2)	1,949	N/A	N/A

Carry Forward Securities

Carry Forward Securities	Equity	Common Stock, no par value	Rule 415(a)(6)(3)	3,359,664		$80,396,759.52			424(b)(3)	333-237813	April 23, 2020	$10,435.50

	Other	Warrants	Rule 415(a)(6)(3)	875,000		$23,625,000.00			424(b)(3)	333-237813	April 23, 2020	$3,066.53

	Equity	Common Stock, no par value, issuable upon exercise of Warrants	Rule 415(a)(6)(3)(4)	875,000	—	N/A			424(b)(3)	333-237813	April 23, 2020	N/A

	Total Offering Amounts					$104,080,073.60		$13,508.46
	Total Fees Previously Paid
	Total Fee Offset							$13,502.03
	Net Fees Due							$6.43

(1)

Calculated pursuant to Rule 457(g) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee based on the higher of (i) $27.00, the price at which the warrants may be exercised, and (ii) the average of the high and low prices for shares of the registrant’s common stock as reported on the NASDAQ Stock Market LLC on March 20, 2023 ($29.92); the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-270708 filed on March 21, 2023. The registered shares represent additional shares issuable upon exercise of the warrants as a result of the anti-dilution provisions of such warrants.

(2)	Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required in connection with the registration of the shares of common stock underlying the warrants.
(3)

These unsold securities are being carried forward from the registrant’s prospectus supplement filed on June 8, 2020 (the “Prior Prospectus Supplement”) pursuant to Rule 424(b)(3) under the Securities Act to the registrant’s registration statement on Form S-3ASR (No. 333-237813) filed with the Securities Exchange Commission on April 23, 2020 (the “Prior Registration Statement”). A total of 3,359,664 shares of common stock and warrants to purchase 875,000 shares of common stock (along with the 875,000 shares of common stock underlying the warrants) included in the Prior Prospectus Supplement remain unsold. In connection with the registration of these securities, a registration fee of $13,502.03 was previously paid, which registration fee will continue to be applied to these securities included in this registration statement. Pursuant to Rule 415(a)(6) under the Securities Act, the offering of carried forward securities pursuant to the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement.

(4)	Pursuant to Rule 457(g) under the Securities Act, no separate registration fee was required in connection with the registration of the shares of common stock underlying the warrants.